                    The Penn Mutual Life Insurance Company

                                  Founded 1847


Contract Owner  William Penn                         9999999    Contract Number


Contract Date   August 7, 1998             September 1, 2058       Annuity Date


Annuitant       William Penn                              35   Age of Annuitant



 VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THEY MAY DECREASE OR INCREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

 RIGHT TO REVIEW CONTRACT:   The Contract Owner may cancel this contract within
 ten days after its receipt. Simply return or mail it to the Company or the representative through whom it was purchased. The Company will refund the Contract Value as of the time notification is received.

 This is a legal contract between the Contract Owner and Penn Mutual. Please read the contract carefully.






 Executed on the Contract Date by The Penn Mutual Life Insurance Company.



 /s/ Laura M. Ritzko                  /s/ Robert E. Chappell
 Secretary                            Chairman and
                                      Chief Executive Officer

                                      Individual Variable and Fixed
                                      Annuity Contract
                                      Flexible Purchase Payments


                                      . Annuity Payments payable on Annuity Date
                                      . Flexible Purchase Payments payable
                                        until Annuity Date
                                      . Participating
                                      . The Company will make monthly annuity
                                        payments and other payments as set
                                        forth in this contract.

The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172

A004260C
VAA-98

Guide to Contract Sections


1.  Contract Specifications             10.  Fixed Annuity Payments
2.  Endorsements                        11.  Variable Annuity Payments
3.  Definitions                         12.  Annuity Options
4.  Purchase Payments                   13.  Death Benefit
5.  The Separate Account                14.  Transfers
6.  The Fixed Account                   15.  Withdrawal
7.  Charges and Deductions              16.  General
8.  Contract Value
9.  Annuity Payments
                                        Additional Contract Specifications
                                        and a copy of any applications follow
                                        Section 16.

1.  Contract Specifications



--------------------------------------------------------------------------------
Contract Owner:  William Penn              Contract Number:  9999999

Contract Date:  August 7, 1998             Annuity Date:  September 1, 2058

Annuitant:  William Penn                   Age of Annuitant:  35
--------------------------------------------------------------------------------

Market Type:  Non-Qualified

Separate Account:  PML Variable Annuity Account III

Schedule of Purchase Payments
-----------------------------

Initial Purchase Payment of $10,000.00 was allocated to the contract on August 7, 1998 as follows:
     Variable Account              70%
     Fixed Account                 30%

Subsequent Purchase Payments may be made subject to the provisions of the contract.




Schedule of Annual Charges
--------------------------

Annual Contract Administration Charge*:  $40
Asset Based Contract Administration Charge**:       .15%
Mortality & Expense Risk Charge**:   1.20%


Date Annual Charges are deducted each year:   August 6

*THE CONTRACT ADMINISTRATION CHARGE APPLIES EACH YEAR THERE IS A VARIABLE ACCOUNT VALUE WHICH IS LESS THAN $100,000.

**THE MORTALITY AND EXPENSE RISK CHARGE AS WELL AS THE ASSET BASED CONTRACT ADMINISTRATION CHARGE ARE MADE DAILY AGAINST THE ASSETS OF THE SEPARATE ACCOUNT.

Schedule of Contingent Deferred Sales Charge
--------------------------------------------


Number of contract years since              Contingent Deferred
purchase payment                                Sales Charge
                                           (% of purchase payment)

   0                                               7.0%
   1                                               7.0
   2                                               6.0
   3                                               5.0
   4                                               4.0
   5                                               3.0
   6                                               1.5
   7+                                              0.0

Refer to Section 7 of the contract for further information on the Contingent Deferred Sales Charge.

2.  Endorsements

To be made only by the Company



                           This page is intentionally

                                  left blank.

B004253E

3.  Definitions

Accumulation Unit: A unit of measure used to compute the Variable Account Value under the contract prior to the Annuity Date. See Section 8.

Annuitant:  The person during whose life annuity payments are made.

Annuity Date:  The date on which annuity payments start.

Annuity Unit: A unit of measure used to calculate the amount of a variable annuity payment. See Section 11.

Contract Owner: The person specified in the contract as the contract owner. The Contract Owner has all rights to control all aspects of the contract, including, after the Annuity Date and before the death of the Annuitant, the right to transfer amounts among the subaccounts of the Separate Account and the right to change the beneficiary.

Fixed Account: The account under which amounts are held for the Contract Owner under all fixed interest options prior to the Annuity Date.

Interest Period: The period of time for which an interest rate declared by the Company is guaranteed. The period begins on the first day of the calendar month in which allocation or transfer is made.

Qualified Plan: A retirement arrangement that receives special tax treatment under Section 403, 408, or any similar provisions of the Internal Revenue Code.

Variable Account: The account under which amounts are held for the Contract Owner under all subaccounts of the Separate Account prior to the Annuity Date.

The Company:  The Penn Mutual Life Insurance Company.


4.  Purchase Payments

Purchase payments will be allocated to the subaccounts of the Separate Account and to the fixed interest options of the Fixed Account as directed by the Contract Owner in the application for this contract.

Subsequent purchase payments will be allocated, as specified in the allocation section of the application, to the subaccounts of the Separate Account and to the fixed interest options of the Fixed Account unless the Contract Owner directs that the purchase payments be allocated otherwise.

Purchase payments applied to the contract after issue may be made at any time without prior notice to the Company. The minimum subsequent purchase payment is $5,000.

Total purchase payments may not exceed $1,000,000 at any time without the consent of the Company.


5.  The Separate Account

The Separate Account. The Separate Account named on Page 3 was established by the Company for this and other variable contracts. The Separate Account is divided into subaccounts for the investment of assets in shares of the mutual funds which are listed in the Additional Contract Specifications Page.

The Company owns the assets held in the Separate Account. However, the portion of the assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount of the Separate Account are not chargeable with the liabilities arising out of any other business the
                                                                          Page 5

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

                                                                          Page 6

5. The Separate Account (continued)

Company may conduct. Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a mutual fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a mutual fund will be reinvested in shares of that mutual fund.

Substitution of Investment. If investment in a subaccount should no longer be possible, or a subaccount's investment in a particular mutual fund should no longer be possible, or, in the judgment of the Company, investment in a subaccount or mutual fund becomes inappropriate to the purposes of the contract, or, if in the judgment of the Company, investment in another subaccount, mutual fund or insurance company separate account is in the interest of Contract Owners of this class of contracts, the Company may substitute another subaccount, mutual fund or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future purchase payments.

Substitution will be subject to all approvals required under applicable law.


6.  The Fixed Account

The Fixed Account. The Fixed Account consists of the fixed interest options which are listed in the Additional Contract Specifications Page.

Amounts allocated or transferred to the Fixed Account under this contract become a part of the general account assets of the Company and do not fluctuate with regard to investment experience.

Six Month Fixed Interest Option. Amounts may be only allocated to this fixed interest option in conjunction with an election of the dollar cost averaging program. If the dollar cost averaging program is terminated at the request of the Contract Owner, the remaining balance will be transferred to the One Year Fixed Interest Option unless otherwise directed by the Contract Owner.

Amounts held in the Six Month Fixed Interest Option of the Fixed Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation through the end of a six month interest period. At the expiration of the interest period, the Company will declare a rate not less than 3% for that portion of the fixed interest option.

One Year Fixed Interest Option. Amounts may be allocated or transferred to this fixed interest option. Amounts held in this fixed interest option of the Fixed Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation or transfer through the end of a one year interest period. At the expiration of an interest period, the Company will renew the portion of the fixed interest option that has expired at the new rate declared for the interest period at that time. For the 25 days following the expiration of such period, the Contract Owner may transfer all or a portion of the amount held in such fixed interest option to subaccount(s) of the Separate Account.

The Company will not declare rates of interest for any fixed interest option of less than 3%.


7.  Charges and Deductions

Contract Administration Charges. These charges are assessed against contracts with a Variable Account Value. The first charge is the Annual Contract Administration Charge which will be no greater than the lesser of 2% of the Variable Account Value or dollar amount specified on Page 3. This charge will only be applied if the Variable Account Value at the time the charge is incurred is less


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

7.  Charges and Deductions(continued)

than $100,000. It will be deducted annually on the dates specified on Page 3. It will also be deducted when the Variable Account Value is withdrawn or transferred in full if withdrawal or transfer is not on the date specified on Page 3. The charge will not be deducted after the Annuity Date.

The second charge is an asset based contract administration charge. On an annual basis the charge will be a percentage of the daily net asset value of the Variable Account which will not exceed the charge shown on Page 3.

Mortality and Expense Risk Charge. This charge is made to compensate the Company for the mortality guarantees made under this contract and for guaranteeing that the contract administration charges will not be increased by the Company over the life of this contract or other contracts under the same class. On an annual basis the charge will be a percentage of the daily net asset value of the Variable Account. The charge will not exceed the value shown on Page 3.

Contingent Deferred Sales Charge. This charge, if applicable, will be deducted upon withdrawal, in whole or in part, of the Contract Value. This charge will not be applied on payment at time of annuitization, on a death benefit payment, medically related withdrawal payment or disability withdrawal payment . For further definition of the charge, see Section 15 - Withdrawal.

Premium Taxes. The Company may deduct from the Contract Value any premium or other taxes payable to a state or other government entity. Should the Company elect not to assess any amount so due, the Company does not waive the right to collect such amounts at a later date.

Deductions. The asset based contract administration charge and the mortality and expense risk charge will be computed and deducted from each subaccount of the Separate Account in which the Contract Owner is invested. These deductions will be made daily.

The Company will deduct other charges applicable to the Variable Account by canceling Accumulation Units or Annuity Units. The value of the canceled units will be equal to the amount of the charges. Cancellation of Accumulation Units will be in the ratio of the Contract Owner's share in each subaccount of the Separate Account to the Variable Account Value.


8.  Contract Value

The Contract Value. The contract value is the sum of the Variable Account Value and the Fixed Account Value.

The Fixed Account Value. The Fixed Account Value is the sum of all money allocated or transferred to the fixed interest options of the Fixed Account plus all interest credited to the Fixed Account. This amount shall be adjusted for withdrawals, transfers and charges.

The Variable Account Value. The Variable Account Value is the sum of the values of the Accumulation Units held in the subaccounts of the Separate Account for this contract.

Number of Accumulation Units. For each subaccount of the Separate Account, the number of Accumulation Units is the sum of (a) divided by (b), where:


(a) is each amount allocated to the subaccount; and

(b) is the value of the Accumulation Unit for that subaccount for the valuation period in which the purchase payment was received.

The number of Accumulation Units will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which all requirements for the transaction are received.

Value of Each Accumulation Unit. For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is (a) multiplied by (b), where:

(a) is the value of an Accumulation Unit for the prior valuation period; and

(b) is the net investment factor for that subaccount for the current valuation period.

Net Investment Factor. As used in this contract, net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

                                                                          Page 7


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

                                                                          Page 8

8. Contract Value (continued)

For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:

(a)  is the net result of:

     (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus
     (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus
     (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.

(b)  is the net result of:

     (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus
     (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.

(c) is the sum of the daily asset based contract administration charge, the daily mortality and expense risk charge. On an annual basis, the sum of such charges will not exceed the values shown on Page 3.

Valuation Period. It is the interval of time from one valuation to the next. Valuation is the time when shares of the applicable mutual funds are valued.

9.  Annuity Payments

Annuity Date. Unless another Annuity Date was chosen in the application or later written notification, the Annuity Date will be the later of the first day of the next month after the Annuitant's 95th birthday or 10 years after the Contract Date.

The Annuity Date must be on the first day of a month. The Contract Owner may change the Annuity Date up to 30 days before the current Annuity Date.

Annuity Options. The Contract Owner may choose a fixed annuity option, a variable annuity option, or a combination of both up to 30 days prior to the Annuity Date.

On the Annuity Date, the Contract Value, net of premium taxes if applicable, must be annuitized. If not otherwise specified by the Contract Owner, the contract will be annuitized on the Annuity Date based on a life annuity with payments guaranteed for a 10 year period. If not otherwise specified by the Contract Owner, the Fixed Account Value will be annuitized under the fixed annuity option and the Variable Account Value will be annuitized under the variable annuity option.

Minimum Annuity Payments. If the Contract Value to be applied at the Annuity Date is less than $5,000, the Company may pay such amount in a lump sum. Annuity payments will be made monthly, quarterly, semi-annually or annually at the Contract Owner's request. If any payment would be less than $50, the Company may change the frequency so that payments are at least $50 each.


10.  Fixed Annuity Payments

Amount of Fixed Annuity Payments. The portion of the Contract Value designated by the Contract Owner for a fixed annuity option, will be applied to that annuity option as of the Annuity Date. In no event will the monthly income under Option 1, Option 2, Option 3 and Option 4 be less than the guaranteed monthly income. The guaranteed monthly income will be equal to that portion of the Contract Value, designated by the Contract Owner for a fixed annuity option, applied to the Fixed Annuity Options Table in this section. The Fixed Annuity Options Table shows the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the Annuity 2000 Basic Table, without projections, 50% male/50% female with an effective annual interest rate of 3%. Adjusted ages are used in applying those tables.


A004294P

Fixed Annuity Option Tables

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

       Date of First Payment                           Adjusted Age
     Before calendar year 2010                    Actual Age
             2010-2019                            Actual age decreased by 1
             2020-2029                            Actual age decreased by 2
           2030 and later                         Actual age decreased by 3


                                          Option 1 - Annuity for Specified Number of Years

------------------------------------------------------------------------------------------------------------------------------------
Number of Years     5      6        7       8        9        10       11        12     13       14       15       16        17
Monthly Income    17.91  15.14   13.16    11.68    10.53      9.61    8.86      8.24   7.71     7.26      6.87     6.53    6.23
------------------------------------------------------------------------------------------------------------------------------------
Number of Years    18     19       20       21       22       23       24        25     26       27       28       29      30
Monthly Income     5.96   5.73     5.51    5.32    5.15     4.99      4.84      4.71   4.59     4.47      4.37     4.27    4.18
------------------------------------------------------------------------------------------------------------------------------------

                  Option 2 - Life Annuity and Option 3 - Life Annuity with Payments Guaranteed for 10 or 20 Years
------------------------------------------------------------------------------------------------------------------------------------
                         Life         10 Years     20 Years                       Life         10 Years     20 Years
              Age        Annuity      Guaranteed   Guaranteed          Age        Annuity      Guaranteed   Guaranteed
------------------------------------------------------------------------------------------------------------------------------------
              50         3.95         3.93         3.86                75         7.61         6.88         5.34
              51         4.02         3.99         3.91                76         7.93         7.06         5.37
              52         4.08         4.06         3.96                77         8.27         7.25         5.40
              53         4.16         4.12         4.02                78         8.64         7.44         5.42
              54         4.23         4.20         4.08                79         9.03         7.62         5.44

              55         4.31         4.27         4.14                80         9.46         7.81         5.46
              56         4.39         4.35         4.20                81         9.91         7.99         5.47
              57         4.48         4.43         4.26                82         10.41        8.16         5.48
              58         4.58         4.52         4.33                83         10.93        8.32         5.49
              59         4.68         4.61         4.39                84         11.50        8.48         5.50

              60         4.78         4.71         4.46                85         12.11        8.62         5.50
              61         4.90         4.81         4.53                86         12.76        8.76         5.51
              62         5.02         4.92         4.60                87         13.46        8.88         5.51
              63         5.15         5.03         4.66                88         14.20        8.99         5.51
              64         5.28         5.15         4.73                89         14.98        9.09         5.51

              65         5.43         5.28         4.80                90         15.81        9.17         5.51
              66         5.59         5.41         4.87                91         16.68        9.25         5.51
              67         5.76         5.55         4.93                92         17.59        9.32         5.51
              68         5.94         5.70         4.99                93         18.55        9.38         5.51
              69         6.13         5.85         5.05                94         19.55        9.44         5.51

              70         6.33         6.01         5.11                95         20.62        9.48         5.51
              71         6.56         6.17         5.17
              72         6.79         6.34         5.21
              73         7.05         6.51         5.26
              74         7.32         6.69         5.30

                                    Option 4 - Joint and Survivor Life Annuity
----------------------------------------------------------------------------------------------------------------
                Age      50    55     60    65     70     75    80     85    90     95       Age
                50       3.53  3.64   3.73  3.80   3.85   3.89  3.92   3.93  3.94   3.95     50
                55       3.64  3.79   3.92  4.04   4.13   4.20  4.24   4.27  4.29   4.30     55
                60       3.73  3.92   4.12  4.30   4.45   4.57  4.65   4.71  4.74   4.76     60
                65       3.80  4.04   4.30  4.56   4.81   5.02  5.17   5.28  5.35   5.38     65
                70       3.85  4.13   4.45  4.81   5.18   5.52  5.80   6.01  6.15   6.23     70
                75       3.89  4.20   4.57  5.02   5.52   6.04  6.52   6.91  7.19   7.37     75
                80       3.92  4.24   4.65  5.17   5.80   6.52  7.27   7.96  8.50   8.87     80
                85       3.93  4.27   4.71  5.28   6.01   6.91  7.96   9.03  9.99   10.73    85
                90       3.94  4.29   4.74  5.35   6.15   7.19  8.50   9.99  11.48  12.78    90
                95       3.95  4.30   4.76  5.38   6.23   7.37  8.87   10.73 12.78  14.74    95


                                                                          Page 9


A004295P

11. Variable Annuity Payments

First Variable Annuity Payment. The portion of the Contract Value designated by the Contract Owner for a variable annuity option will be applied to one of the Variable Annuity Option Tables in this section for the variable annuity option and the assumed interest rate chosen as of the Annuity Date. The tables are based on the Annuity 2000 Basic Table, without projections, 50% male/50% female with an effective annual interest rate stipulated on the table. Adjusted ages are used in applying those tables.

Subsequent Variable Annuity Payments. Payments after the first will vary in amount according to the investment performance of the subaccount(s). The payment amount may change from month to month. The amount of each subsequent payment is the sum of (a) multiplied by (b) for each applicable subaccount, where:

(a) is the number of Annuity Units for the subaccount; and
(b) is the value of an Annuity Unit for that subaccount for the valuation period in which payment is due.

The amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

Number of Annuity Units. The number of units for the subaccount of each investment account chosen is (a) divided by (b), where:

(a) is the amount of the first variable annuity payment attributable to that subaccount; and
(b) is the value of an Annuity Unit for the subaccount as of the Annuity Date.

The number of Annuity Units is fixed except for adjustments for subaccount transfers. Adjustments will be made as of the valuation period in which all requirements for the transfer are received.

Value of Each Annuity Unit. For each subaccount, the value of an Annuity Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is (a) multiplied by (b) multiplied by (c), where:

(a) is the value of an Annuity Unit for the last prior valuation period
(b) is the net investment factor for that subaccount for the valuation period
(c) is an interest factor to neutralize the assumed interest rate built into the annuity tables.

Net Investment Factor. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:

(a) is the net result of:

  (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus
  (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus
  (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.

(b) is the net result of:

  (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus
  (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.

(c) is the sum of the daily asset based contract administration charge and the daily mortality and expense risk charge. On an annual basis, this charge will be a percentage of the daily net asset value of the Separate Account. The sum of such charges will not exceed the values shown on Page 3.


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

11.  Variable Annuity Payments(continued)


Variable Annuity Option Tables - 3% Interest Option

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:



                      Date of First Payment              Adjusted Age
                  Before calendar year 2010           Actual Age
                         2010-2019                    Actual age decreased by 1
                         2020-2029                    Actual age decreased by 2
                        2030 and later                Actual age decreased by 3

Option 2 - Life Annuity and Option 3 - Life Annuity with Payments Guaranteed for 10 or 20 Years

------------------------------------------------------------------------------------------------------------------------------------

                         Life         10 Years     20 Years                       Life         10 Years     20 Years
              Age        Annuity      Guaranteed   Guaranteed          Age        Annuity      Guaranteed   Guaranteed
------------------------------------------------------------------------------------------------------------------------------------
              50         3.95         3.93         3.86                75         7.61         6.88         5.34
              51         4.02         3.99         3.91                76         7.93         7.06         5.37
              52         4.08         4.06         3.96                77         8.27         7.25         5.40
              53         4.16         4.12         4.02                78         8.64         7.44         5.42
              54         4.23         4.20         4.08                79         9.03         7.62         5.44

              55         4.31         4.27         4.14                80         9.46         7.81         5.46
              56         4.39         4.35         4.20                81         9.91         7.99         5.47
              57         4.48         4.43         4.26                82         10.41        8.16         5.48
              58         4.58         4.52         4.33                83         10.93        8.32         5.49
              59         4.68         4.61         4.39                84         11.50        8.48         5.50

              60         4.78         4.71         4.46                85         12.11        8.62         5.50
              61         4.90         4.81         4.53                86         12.76        8.76         5.51
              62         5.02         4.92         4.60                87         13.46        8.88         5.51
              63         5.15         5.03         4.66                88         14.20        8.99         5.51
              64         5.28         5.15         4.73                89         14.98        9.09         5.51

              65         5.43         5.28         4.80                90         15.81        9.17         5.51
              66         5.59         5.41         4.87                91         16.68        9.25         5.51
              67         5.76         5.55         4.93                92         17.59        9.32         5.51
              68         5.94         5.70         4.99                93         18.55        9.38         5.51
              69         6.13         5.85         5.05                94         19.55        9.44         5.51

              70         6.33         6.01         5.11                95         20.62        9.48         5.51
              71         6.56         6.17         5.17
              72         6.79         6.34         5.21
              73         7.05         6.51         5.26
              74         7.32         6.69         5.30

                                    Option 4 - Joint and Survivor Life Annuity
----------------------------------------------------------------------------------------------------------------------
                Age      50    55     60    65     70     75    80     85    90     95       Age
                50       3.53  3.64   3.73  3.80   3.85   3.89  3.92   3.93  3.94   3.95     50
                55       3.64  3.79   3.92  4.04   4.13   4.20  4.24   4.27  4.29   4.30     55
                60       3.73  3.92   4.12  4.30   4.45   4.57  4.65   4.71  4.74   4.76     60
                65       3.80  4.04   4.30  4.56   4.81   5.02  5.17   5.28  5.35   5.38     65
                70       3.85  4.13   4.45  4.81   5.18   5.52  5.80   6.01  6.15   6.23     70
                75       3.89  4.20   4.57  5.02   5.52   6.04  6.52   6.91  7.19   7.37     75
                80       3.92  4.24   4.65  5.17   5.80   6.52  7.27   7.96  8.50   8.87     80
                85       3.93  4.27   4.71  5.28   6.01   6.91  7.96   9.03  9.99   10.73    85
                90       3.94  4.29   4.74  5.35   6.15   7.19  8.50   9.99  11.48  12.78    90
                95       3.95  4.30   4.76  5.38   6.23   7.37  8.87   10.73 12.78  14.74    95

                                                                         Page 11


A004297P

Variable Annuity Option Tables - 5% Interest Option

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

                     Date of First Payment                 Adjusted Age
                Before calendar year 2010              Actual Age
                       2010-2019                       Actual age decreased by 1
                       2020-2029                       Actual age decreased by 2
                      2030 and later                   Actual age decreased by 3

Option 2 - Life Annuity and Option 3 - Life Annuity with Payments Guaranteed for 10 or 20 Years
------------------------------------------------------------------------------------------------------------------------------------
                         Life         10 Years     20 Years                       Life         10 Years     20 Years
              Age        Annuity      Guaranteed   Guaranteed          Age        Annuity      Guaranteed   Guaranteed
------------------------------------------------------------------------------------------------------------------------------------
              50         5.17         5.14         5.04                75         8.79         7.93         6.35
              51         5.23         5.19         5.09                76         9.11         8.10         6.38
              52         5.29         5.25         5.13                77         9.45         8.28         6.41
              53         5.36         5.31         5.18                78         9.82         8.46         6.43
              54         5.43         5.38         5.23                79         10.22        8.64         6.44

              55         5.50         5.45         5.29                80         10.65        8.81         6.46
              56         5.58         5.52         5.34                81         11.12        8.98         6.47
              57         5.67         5.60         5.40                82         11.62        9.14         6.48
              58         5.76         5.68         5.45                83         12.15        9.29         6.49
              59         5.86         5.77         5.51                84         12.73        9.44         6.50

              60         5.96         5.86         5.57                85         13.34        9.58         6.50
              61         6.07         5.96         5.63                86         14.00        9.70         6.51
              62         6.19         6.06         5.69                87         14.71        9.81         6.51
              63         6.32         6.17         5.75                88         15.46        9.92         6.51
              64         6.45         6.28         5.82                89         16.25        10.01        6.51

              65         6.60         6.40         5.88                90         17.08        10.09        6.51
              66         6.75         6.53         5.94                91         17.96        10.17        6.51
              67         6.92         6.66         5.99                92         18.88        10.23        6.51
              68         7.10         6.80         6.05                93         19.84        10.29        6.51
              69         7.29         6.95         6.10                94         20.84        10.34        6.51

              70         7.50         7.10         6.15                95         21.91        10.38        6.51
              71         7.72         7.25         6.20
              72         7.96         7.42         6.24
              73         8.22         7.58         6.28
              74         8.49         7.75         6.32

                                    Option 4 - Joint and Survivor Life Annuity

-------------------------------------------------------------------------------------------------------------
                Age      50    55     60    65     70     75    80     85    90     95       Age
                50       4.74  4.83   4.92  4.99   5.04   5.09  5.12   5.14  5.15   5.16     50
                55       4.83  4.96   5.09  5.20   5.29   5.36  5.42   5.45  5.47   5.49     55
                60       4.92  5.09   5.26  5.43   5.58   5.71  5.80   5.86  5.90   5.93     60
                65       4.99  5.20   5.43  5.68   5.92   6.13  6.29   6.41  6.49   6.54     65
                70       5.04  5.29   5.58  5.92   6.27   6.61  6.90   7.12  7.27   7.37     70
                75       5.09  5.36   5.71  6.13   6.61   7.12  7.60   8.01  8.30   8.50     75
                80       5.12  5.42   5.80  6.29   6.90   7.60  8.34   9.03  9.59   9.99     80
                85       5.14  5.45   5.86  6.41   7.12   8.01  9.03   10.11 11.07  11.84    85
                90       5.15  5.47   5.90  6.49   7.27   8.30  9.59   11.07 12.57  13.87    90
                95       5.16  5.49   5.93  6.54   7.37   8.50  9.99   11.84 13.87  15.83    95


A004298P

12. Annuity Options


Option 1 - Annuity for Specified Number of Years. Payments will be made for a specified number of years, which may not be less than 5 nor more than 30. This option is available for a fixed annuity only.

Option 2 - Life Annuity. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

Option 3 - Life Annuity with Payments Guaranteed for 10 or 20 years. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

Option 4 - Joint and Survivor Life Annuity. The initial payment will be made if either the Annuitant or the designated second Annuitant are living. Subsequent payments will continue during the joint lives of the Annuitants and thereafter during the life of the surviving annuitant. Payments will end with the last payment due before the death of the last Annuitant to die.

Other annuity forms may be available with the consent of the Company.

If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

(1) To have the payments continue for the remainder of the specified or guaranteed period, or

(2) To receive at any time in one sum the present value of the remaining payments to be made over the specified or guaranteed period.

If the beneficiary dies while receiving annuity payments under Option 1 or the guaranteed period of Option 3, the present value of remaining payments will be paid in one sum to the beneficiary's estate unless otherwise specified. The present value will be computed as of the valuation period in which due proof of death and the necessary forms to make payment to a beneficiary are received at our Administrative Office. At that time, the present value of the fixed annuity option will be commuted at a rate set by the Company on the annuity date and the present value of the variable annuity option will be commuted at the assumed interest rate built into the annuity table chosen at annuitization.

Payments. Payments will be made on the first day of the month starting with the Annuity Date. Payments under all options will be made to or at the direction of the Contract Owner.


13.  Death Benefit


Death Before the Annuity Date. A death benefit shall be payable upon the earlier of the death of:

  (1) the Contract Owner or
  (2) the Annuitant.

Prior to the Annuity Date and upon receipt of due proof of death and the necessary forms to make payment to a beneficiary, the Company will pay a death benefit to the beneficiary.

Upon the Contract Owner's death, the death benefit is equal to the Contract Value on the date of receipt of due proof of death.

Upon the Annuitant's death, the death benefit is equal to the Fixed Account death benefit plus the Variable Account death benefit. The Fixed Account death benefit is equal to the Fixed Account Value on the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary. The Variable death benefit is the greater of:

     (1) the Variable purchase payments, net of Variable Account transfers and less the total amount of any partial withdrawals from the Variable Account; or
     (2) the Variable Account Value at the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary.

Within one year of the date of death, the beneficiary may elect one of the following payout options if death occurs before the Annuity Date.

(1) The death benefit may be paid in a single sum. The payment will generally be made within 7 days of receipt of the necessary forms to make payment.

                                                                         Page 13


A004299P

(2) The Contract Value may be paid out in a single sum within five years after the date of death. At the time of this election, the beneficiary must specify the allocation of the Contract Value to the subaccounts of the Separate Account and the fixed interest options of the Fixed Account.
    During this election and within five years after the date of death, the beneficiary may transfer amounts among the subaccounts of the Separate Account and the fixed interest options of the Fixed Account. Transfers from the fixed interest options are subject to the limitations imposed on such options prior to the end of the interest period.

(3) The death benefit may be paid in the form of one of the Annuity Options. If the death benefit becomes payable upon the death of the Annuitant, election to receive the death benefit in the form of an annuity must be made within 60 days of the death of the Annuitant. The payments must be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. Payments under this option must commence within one year after the date of death.

(4) If the beneficiary is the Contract Owner's surviving spouse, the surviving spouse may elect to become the Contract Owner.

If no such election is made within one year of the date of death, the Company will pay the Contract Value to the beneficiary at that time. If there is more than one surviving beneficiary, the beneficiaries must choose to receive their respective portions of the death benefit according to either (1) or (2) or (3) in the preceding paragraph. If no beneficiary survives the first to die of the Contract Owner or the Annuitant, the death benefit will be paid in a lump sum to the Contract Owner's estate or the Contract Owner, respectively.

Death After the Annuity Date. This death benefit shall be payable upon the death
of the Annuitant.   If death occurs after the Annuity Date, the death benefit
payable, if any, will be according to the annuity option in force.

Beneficiary.  The beneficiary is the person(s) who is to receive:

  (1) Payment on the earlier of the death of the Contract Owner or the Annuitant prior to the Annuity Date, or
  (2) Remaining payments under specified or guaranteed annuity payments, if any, on death of the Annuitant on or after the Annuity Date.

The Contract Owner shall designate the beneficiary in the application. The Contract Owner may change the beneficiary at any time before the death of the Contract Owner or the Annuitant, whichever occurs first.

The estate of a beneficiary who dies before the first to die of the Contract Owner or the Annuitant shall have no rights under this contract.

14.  Transfers


Transfers. Subject to and in accordance with the provisions of this contract and prior to the Annuity Date, the Contract Owner may transfer amounts among the subaccounts of the Separate Account and the one year fixed interest option of the Fixed Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount or fixed interest option;
(b) for partial transfers, the amount remaining in a subaccount or fixed interest option must be at least $250;
(c) amounts may be transferred from the one year fixed interest option(s) to other subaccounts only during the 25 day period immediately following the end of the interest period for which an interest rate is declared on such fixed interest option(s).

Subject to and in accordance with the provisions of this contract and after the Annuity Date, the Contract Owner may transfer amounts among subaccounts of the Separate Account. Upon death of the Contract Owner or the Annuitant and under the election of a Variable Annuity option, the beneficiary shall have the right to transfer amounts among the subaccounts of the Separate Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount;
(b) for partial transfers, the amount remaining in a subaccount must be at least $250.


A004300P

15.  Withdrawal


Withdrawal. Prior to the earlier of the Annuity Date, the death of the Contract Owner or the death of the Annuitant, the Contract Owner may withdraw all or part of the Contract Value.

Withdrawal Payments. The Contract Owner may make a full or partial withdrawal. The minimum withdrawal is $500 or, at the time of the first withdrawal in each contract year, the free withdrawal amount defined below, if less.

At the time of a partial withdrawal, the amount remaining in the contract must be at least $5,000 or such lower amount as the Company may require. A minimum balance of $250 must be in each subaccount or a fixed interest option. If the Contract Owner makes a full withdrawal, the contract must be returned to the Company.

Unless otherwise specified by the Contract Owner, the withdrawal will be made first prorata from the subaccounts of the Separate Account up to the Variable Account Value, and then from the Fixed Account beginning with the fixed interest option with the shortest interest period. Within a fixed interest option, partial withdrawals will be made from amounts most recently allocated, renewed or transferred.

Free Withdrawal. Prior to the Annuity Date, on the last day of the first contract year and once each Contract year thereafter, the first withdrawal of the contract year, up to the free withdrawal amount will not be assessed a Contingent Deferred Sales Charge.

Free Withdrawal Amount. The free withdrawal amount is equal to 15% of the purchase payments as of the date of the request.

Contingent Deferred Sales Charge. The Contingent Deferred Sales Charge will be imposed upon withdrawals.

For purposes of calculating the Contingent Deferred Sales Charge, purchase payments will be allocated to the amount withdrawn. The Company will allocate the purchase payment with the earliest effective date first, then the next earliest purchase payment until the allocation is equal to the withdrawal amount. There will be no Contingent Deferred Sales Charge on amounts withdrawn that exceed the total purchase payments of the contract. Subject to the provisions of the contract, the free withdrawal amount will be applied to the purchase payments that have been in the contract for the longest length of time.

The percentage charged will vary depending upon the number of full contract years since the purchase payments were made to the time of the withdrawal in accordance with the table shown on Page 3

The Contingent Deferred Sales Charge will be equal to the sum of charges applied to the purchase payments associated with the withdrawal. The charge applied to each purchase payment is equal to the product of (a) multiplied by (b) for each purchase payment associated with the withdrawal, where:

(a) is the amount of the purchase payment associated with the withdrawal, and
(b) is the percentage that corresponds to the number of full contract years since the purchase payment.

Systematic Withdrawals. After the contract is issued and prior to the Annuity Date, the Contract Owner may withdraw systematically if no previous free withdrawal has been made during the current contract year. The minimum Contract Value to be eligible for a withdrawal of this type is $25,000 or such lower amount as the Company may require. The maximum systematic withdrawal amount is set annually; it is equal to the Free Withdrawal Amount as defined in the provision above. The minimum systematic withdrawal amount is $100. The withdrawals can be made on a monthly, quarterly, semiannual or annual basis.

A level systematic withdrawal payment will begin one modal period after the date of receipt of the request. No Contingent Deferred Sales Charge will be applied to systematic withdrawals under this provision.

The Contract Owner must send the Company written notice to either stop the systematic withdrawals or to change the amount or the mode of the withdrawals. The systematic withdrawals will terminate upon the earlier of the death of the Contract Owner or the Annuitant.


                                                                         Page 15


A004301P

16. General


Ownership of Contract. The Contract Owner must be named in the application. Upon written notice to the Company, the Contract Owner may assign the contract to a new Contract Owner.

Disability. The Contract Owner may at any time withdraw all or any part of the Contract Value free of Contingent Deferred Sales Charge if:

(i) the Contract Owner, or the Annuitant in a Qualified Plan, is then disabled as defined in Section 72(m)(7) of the Internal Revenue Code and as applied under the Social Security Act, and
(ii)  the disability began after the Contract Date, and
(iii) the disability has continued without interruption for four months.

Medically Related Withdrawal. After the first contract year for contracts issued to Contract Owners prior to their 75th birthday and prior to the Annuity Date, the Contract Owner may request to withdraw all or any part of the Contract Value free of Contingent Deferred Sales

Charge if either of the following events occur.

(a) While the contract is in force, the Contract Owner is first confined to a Medical Care Facility and remains there for at least 90 consecutive days. The Medical Care Facility must be a state licensed facility which provides medically necessary in-patient care. The facility must be prescribed based on physical limitations which prohibit daily living in a non-institutional setting by a licensed physician in writing.
(b) While the contract is in force, the Contract Owner is diagnosed by a licensed physician with a Fatal Illness which is expected to result in death within 2 years of the diagnoses for 80% of the diagnosed cases.

The Company must receive due proof of the Contract Owner's confinement or Fatal Illness in writing. The Contract Owner must be living as of the date the Medically Related Withdrawal proceeds are paid. The maximum payout for all annuities with this benefit, at or issued by the Company and affiliated companies, is $500,000.

Deferment of Transfers and Payments. Transfers and payments of withdrawals from the Variable Account and payment of the Variable Account death benefit will be made within seven days after receipt by the Company of all documents required for such transfer, payment of withdrawal or payment of death benefits. However, the Company may defer a transfer, a withdrawal, a death benefit payment, the Annuity Date or annuity payments under the contract, if:

(1) The New York Stock Exchange is closed (other than customary weekend and holiday closings);
(2) Trading on the New York Stock Exchange is restricted;
(3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to fairly determine the value of its assets; or
(4) The Securities and Exchange Commission by order so permits for the protection of security holders.

Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

The Company may defer a transfer or payment of a withdrawal from the Fixed Account or payment of the Fixed Account death benefit for a period not exceeding six months, if it reasonably determines that investment conditions are such that an orderly sale of assets held as part of general assets is not possible.

Incontestability. No material misstatement made by the applicant will void the contract unless it is contained in the written application attached to the contract. The contract will be incontestable after it has been in force for 2 years from the Contract Date.

Misstatement of Age. If the age of the Annuitant or a joint payee is misstated, any amount payable under this contract will be that amount which the purchase payments paid would have purchased on the basis of the correct age.

If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year or such higher rate as state law may require, compounded annually, will be charged against the payments still to be made under this contract.

If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year or such higher rate as state law may require, compounded annually, will be paid in full with the next payment due under this contract.


A004302P

Proof of Age and Survival. The Company may require satisfactory proof of correct age at any time. If any payment under this contract depends on the payee being alive, the Company may require satisfactory proof of survival.

The Contract. The contract, any endorsements, any riders and its attached application are the entire contract. It is issued in consideration of the application and purchase payments.

Only the President, a Vice President, an Associate Actuary, an Actuary or Secretary of the Company may change the contract. Any change must be in writing.

At any time, the Company may make such changes in this contract as are required to make it conform with any law or regulation issued by any government agency to which it is subject.

Participating Contract. The contract may participate in divisible surplus of Penn Mutual. Divisible surplus, if any, to be apportioned to the contract shall be apportioned annually and shall be paid in cash or credited to the Contract Value at the end of the contract year. No divisible surplus is expected to be apportioned to this contract in the foreseeable future.

Dates. Contract years and anniversaries are measured from the Contract Date.

Notices, Changes and Choices. To be effective, all notices, changes and choices which the Contract Owner may make under the contract must be in writing. Contract Owner should provide notification on a form provided or approved by the Company, signed and received by the Company at its Administrative Office or designated service office. If acceptable to the Company, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless the Company has already acted in reliance on the prior status. The Company is not responsible for their validity.

Contract Payments. All sums payable to or by the Company are payable at its designated service office.

Protection of Proceeds. Annuity payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, annuity payments are not subject to legal process for debts of a payee.

Compliance with Minimum Value Requirements. Annuity, death and withdrawal benefits are not less than the minimum benefits required under applicable laws and regulations of the jurisdiction in which this contract is delivered.

The benefits provided under the Fixed Account of this contract are increased by interest credited in excess of the guaranteed minimums, if any.

Periodic Reports. As required by federal and state law and at least once each year, the Company will furnish the Contract Owner with periodic reports. The periodic reports will contain information on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value.


A004303P

Additional Contract Specifications




Eligible Mutual Funds
---------------------

                  Penn Series Funds, Inc.

   Independence Capital (ICMI)      Vontobel USA
     Money Market                     International Equity
     Quality Bond
     Growth Equity                  T. Rowe Price
                                      High Yield Bond
   OpCap Advisors                     Flexibly Managed
     Value Equity
     Small Capitalization

   Neuberger & Berman Advisers Management Trust
     Neuberger & Berman
      Limited Maturity Bond Portfolio
      Balanced Portfolio


Variable Insurance Product Funds    Variable Insurance Product Funds II
   Fidelity Management                Fidelity Management
     Equity Income                       Asset Manager
     Growth



   Eligible Fixed Interest Options
   -------------------------------

   Six Month
   One Year


EXCEPT WITH THE CONSENT OF PENN MUTUAL, THERE CAN BE NO ALLOCATION OF PURCHASE PAYMENTS AND TRANSFERS TO MORE THAN 17 OF THE FUNDS AND THE FIXED INTEREST ACCOUNTS PRIOR TO THE ANNUITY DATE. FOLLOWING THE ANNUITY DATE, THE INITIAL ALLOCATION AND SUBSEQUENT TRANSFERS CAN BE TO NO MORE THAN 1 FIXED INTEREST OPTION AND 3 FUNDS OVER THE PHASE OF THE CONTRACT.


A004386P

Please notify the Company promptly of any change in address.

Annual Election - The Company is a mutual life insurance company. It has no stockholders. The Contract Owner of this contract is a member of The Company while this contract is in force during the life of the Annuitant before the Annuity Date and before total withdrawal of the Contract Value. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.



VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.




                                    Individual Variable and Fixed
                                    Annuity Contract
                                    Flexible Purchase Payments

                                    . Annuity Payments payable on Annuity Date
                                    . Flexible Purchase Payments payable until
                                      Annuity Date
                                    . Participating
                                    . The Company will make monthly annuity
                                      payments and other payments as set forth in this contract.


The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172
VAA-98


A004261P